Exhibit 99.1

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Warrant No.:	Original Issue Date: May 1, 2019

IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, iHeartCommunications, Inc., a Delaware corporation (the “iHC”), hereby certifies that                      (the “Holder”), a series of PIMCO Funds, a Massachusetts Business Trust, is entitled to purchase from iHC                      duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share (“Common Stock”), of Clear Channel Outdoor Holdings, Inc. (“CCOH”) at a purchase price of $1.00 in the aggregate for all Warrant Shares (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Acquisition” means the acquisition of shares of Common Stock by Holder in exchange for debt of iHC acquired by Holder after the Petition Date in connection with the Plan of Reorganization.

“Bankruptcy Code” means Title 11 of the United States Code 11 U.S.C. §§101, et seq.

“Board” means the board of directors of iHC.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Holder” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” means the expiration or earlier termination of the waiting period under the HSR Act with respect to the Acquisition.

“iHeart Debtors” means iHeart Media, Inc. and certain of its direct or indirect subsidiaries that filed petitions for voluntary relief under the Bankruptcy Code being jointly administered under Case No. 18-31274 (MI).

“Notice of Exercise” has the meaning set forth in Section 3(a)(i).

“Plan of Reorganization” means the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and Its Debtors Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 2521].

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Petition Date” means March 14, 2018, the date of the iHeart Debtor’s voluntary petitions for relief under the Bankruptcy Code.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2. Term of Warrant; HSR Approval.

(a) Term of Warrant. Subject to the terms and conditions hereof (including Section 4), until 5:00 p.m., New York City time on the ten (10) year anniversary of the date hereof, or if such day is not a Business Day, the first (1st) Business Day thereafter (as may be extended pursuant to the terms hereof, the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all (but not less than all) of the Warrant Shares purchasable hereunder; provided, that, unless otherwise agreed by iHC and Holder prior thereto, this Warrant shall automatically be deemed exercised for all of the Warrant Shares without a requirement to submit a Notice of Exercise immediately after receipt of the HSR Approval (if received during the Exercise Period), subject to prior or subsequent compliance with any other requirements of Section 3. Notwithstanding anything else herein to the contrary, this Warrant may not be exercised by the Holder to the extent it places iHC or CCOH in violation of applicable law; provided that the Exercise Period shall be automatically extended, if the Holder is prevented from exercising this Warrant pursuant to the foregoing, until such legal restriction lapses. For clarity, this Warrant may not be exercised at any time after the expiration of the Exercise Period and upon the expiration of the Exercise Period this Warrant shall terminate and have no further force or effect.

(b) HSR Approval. Holder shall use commercially reasonable efforts to make or cause to be made all filings required by Holder to be made under the HSR Act with respect to the Acquisition as promptly as reasonably practicable after the date hereof. Holder shall use commercially reasonably efforts to promptly obtain the HSR Approval and shall keep iHC reasonably informed of the status of the HSR Approval or any material discussions or negotiations in connection with the HSR Approval. In the event HSR Approval is not obtained within eleven (11) months of the date hereof, the Holder shall use commercially reasonable efforts to transfer this Warrant to another Person.

3. Exercise of Warrant.

(a) Exercise Procedure. Upon exercise of this Warrant, the Holder shall:

(i) send a written notice of Holder’s intention to exercise this Warrant (a “Notice of Exercise”) to iHC at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction); and

(ii) pay to iHC of the Exercise Price by delivery to iHC of a certified or official bank check payable to the order of iHC or by wire transfer of immediately available funds to an account designated in writing by iHC, in the amount of such Exercise Price.

(b) Transfer of Warrant Shares. Upon the Holder’s delivery of a Notice of Exercise of this Warrant and payment of the Exercise Price (in accordance with Section 3(a) hereof), iHC shall, as promptly as practicable, and in any event within ten (10) Business Days thereafter, transfer (or cause to be transferred) the Warrant Shares to the Holder. This Warrant shall be deemed to have been exercised and the Warrant Shares shall be deemed to have been transferred and delivered, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(c) Reservation of Shares. During the Exercise Period and prior to the exercise of this Warrant in full, iHC shall at all times keep available, solely for the purpose of delivery upon the exercise of this Warrant, the maximum number of Warrant Shares that remain subject to this Warrant.

(d) Anti-Dilution Adjustments. During the Exercise Period and prior to the exercise of this Warrant in full, if CCOH undertakes or is a party to any stock split, reverse stock split, combination, merger, recapitalization, dividend, other distribution or any similar transaction, then the number of Warrant Shares that remain acquirable upon exercise of the Warrant shall be equitably adjusted as agreed to by the Holder and iHC.

4. Transfer of Warrant. Subject to compliance with applicable law and the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to iHC at its then principal executive offices with a properly completed and duly executed assignment in a form reasonably acceptable to iHC, together with funds sufficient to pay any transfer taxes in connection with the making of such transfer; provided, that upon any such transfer, this Warrant shall be deemed exercised (with respect to the portion transferred) and shall be subject to Section 3.

5. Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, prior to the delivery to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or be deemed the holder of shares of capital stock of CCOH for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of iHC or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive subscription rights, or otherwise; provided, that the Holder shall be entitled to receive dividends accrued or paid in respect of the Warrant Shares. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of iHC, whether such liabilities are asserted by iHC or by creditors of iHC.

6. Replacement on Loss. Upon receipt of evidence reasonably satisfactory to iHC of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to iHC, iHC at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to iHC for cancellation.

7. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), including (if applicable) the volume limitations of Rule 144 under the Securities Act.

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to iHC by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is not an “underwriter” as defined in Section 1145(b)(1) and (2) of the Bankruptcy Code; and

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired from iHC pursuant to Section 1145(a) of the Bankruptcy Code under the Plan of Reorganization.

8. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and iHC shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

9. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) one Business Day after deposit with a nationally recognized overnight courier marked for overnight delivery; (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9).

If to iHC:

with a copy to:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: [●]
Email:

If to the Holder:	[●]
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Attention: [●]
Email:

with a copy to:	Ropes & Gray LLP
800 Boylston Street
Boston, MA 02116
Attention: [●]
Email:

10. Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

11. Equitable Relief. Each of iHC and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without the need to post a bond or other surety.

12. Tax Treatment. Solely for tax reporting purposes, iHC, CCOH and the Holder agree to treat this Warrant and the Warrant Shares in a manner consistent with Revenue Ruling 82-150 for U.S. federal and state income tax purposes and to not take any position that is inconsistent with such treatment in any applicable tax filings, unless otherwise required by applicable law as determined in a final determination by relevant tax authorities.

13. Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

14. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of iHC and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

15. No Third-Party Beneficiaries. This Warrant is for the sole benefit of iHC and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

16. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

17. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by iHC or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

19. Governing Law. This Warrant and all claims, disputes, controversies, actions or causes of actions in connection with this Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law or other provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

20. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the Chancery Court of the State of Delaware (or, if such court lacks jurisdiction for any reason, in any federal court located within the City of Wilmington, the State of Delaware), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding in connection with this Warrant. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

22. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

23. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

24. Several Obligations. To the extent a fund or account is a registered investment company (“Trust”) or a series thereof, a copy of the Declaration of Trust of such Trust is on file with the Secretary of State of The Commonwealth of Massachusetts or Secretary of State of the State of Delaware. The obligations of or arising out of this Warrant are not binding upon any of such Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this Warrant is executed by or on behalf of a Trust on behalf of one or more series of the Trust, the assets and liabilities of each series of the Trust are separate and distinct and the obligations of or arising out of this Warrant are binding solely upon the assets or property of the series on whose behalf this Warrant is executed. If this Warrant is being executed on behalf of more than one series of a Trust, the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties agree not to proceed against any series for the obligations of another.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Warrant on the date hereof.

iHEARTCOMMUNICATIONS, INC.

By:
Name:
Title:

[•]

By: Pacific Investment Management Company LLC, its investment adviser

By:
Name:
Title: